Exhibit 10.1

210 Broadway, Suite 401
Cambridge, MA 02139

855-522-3444

June 16, 2023

Joseph Sanborn

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Re: Offer of Employment by EverQuote, Inc.

Joseph,

We are delighted to offer you the position of Chief Financial Officer at EverQuote, Inc. (the “Company”). This letter sets forth the terms of your employment as follows:

1. Salary. Your annual base salary will be $330,000.00, paid in accordance with EverQuote’s standard payroll practices.

2. Incentive Plan. In addition to the base salary outlined above, you will also be eligible to participate in the EverQuote Executive Bonus Plan with a target of $300,000.00 annually.

3. Benefits. You will be eligible to participate in our standard health insurance and other employee benefit plans established by the Company for its employees. EverQuote has an open paid-time-off policy, in which each employee is afforded the flexibility to take vacation as necessary. We do not limit employee vacation times or sick days – take the time you need to operate at peak performance.

4. Equity Awards. A recommendation will be submitted to the board of directors of the Company to grant you an additional105,000 restricted stock units (“RSUs”) at the next meeting of the Board of Directors meeting. Subject to approval by the Board, each of these equity awards will be scheduled to vest over a four-year period, quarterly, beginning on May 20, 2023. In addition, in the event your position with the Company is terminated, other than “For Cause”, within 3 months prior to or 12 months following a “Change of Control” (each as defined in Appendix A) all your unvested RSUs and options shall then vest.

6. At Will Employment. While I look forward to a long and profitable relationship, should you decide to accept this offer, you will be an at-will employee of the Company, which means your employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. If the Company terminates your employment for any reason other than “For Cause” (as defined in Appendix A) or if you terminate your employment for “Good Reason” (as defined in the Appendix A), you will be eligible to receive severance benefits equal to 6 months base pay, a bonus payment prorated through your date of termination calculated and paid in accordance with the Company’s standard bonus procedures, and 6 months of coverage continuation contributions for your then-active medical coverage at the same rate as the Company’s standard employer contribution.

7. Acceptance. If you decide to accept our offer, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

Sincerely,

/s/Cheyenne Tila 6/23/2023

Cheyenne Tila

EverQuote | Head of People Operations

www.EverQuote.com

I have read and understood the above information and the Company’s offer of employment as outlined above and hereby acknowledge, accept and agree to the terms as set forth above. I confirm that, to the best of my knowledge and belief, there is no contractual obligation to any previous employer which would prevent me from giving my full efforts to the Company (other than and to the extent set forth herein) or prevent the Company from benefiting from and retaining exclusive rights to any ideas or products which I may develop during my employment by the Company. I also acknowledge that my employment relationship with the Company is considered to be employment-at-will and may be terminated by either the Company or me, with or without cause or notice.

Signature: /s/ Joseph Sanborn

Name: Joseph Sanborn

Date: 6/23/2023

www.EverQuote.com

Appendix A

Definitions:

“Board” means the Board of Directors of the Company.

“Change of Control” means the first to occur of any of the following: (i) a merger or consolidation in which (A) the Company is a constituent party, or (B) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except in the case of either clause (A) or (B)

any such merger or consolidation involving the Company or a subsidiary of the Company in which the beneficial owners of the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue beneficially to own, immediately following such merger or consolidation, at least a majority by voting power of the capital stock of (x) the surviving or resulting corporation or (y) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or a Company subsidiary of all or substantially all the assets of the Company and the Company’s subsidiaries taken as a whole (except in connection with a merger or consolidation not constituting a Change of Control under clause (i) or where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned Company subsidiary); or (iii) the sale or transfer, in a single transaction or series of related transactions, by the stockholders of the Company of more than 50% by voting power of the then-outstanding capital stock of the Company to any Person or entity or group of affiliated Persons or entities.

“Company” means EverQuote, Inc.

“Employee” means Joseph Sanborn.

“For Cause” means any of the following: (i) Employee’s willful and continued failure to substantially perform the reasonably assigned duties with the Company which are consistent with Employee’s position, other than any such failure resulting from incapacity due to physical or mental illness, after a written notice is delivered to Employee by the Board which specifically identifies the manner in which Employee has not substantially performed the assigned duties and allowing Employee thirty (30) days after receipt by Employee of such notice to cure such failure to perform, (ii) material breach of this or any other written agreement between Employee and the Company which is not cured within thirty (30) days after receipt by the Employee from the Company of written notice of such breach, (iii) any material violation of any written policy of the Company which is not cured within thirty (30) days after receipt by Employee from the Company of written notice of such violation, (iv) Employee’s willful misconduct which is materially and demonstrably injurious to the Company, (v) Employee’s conviction by a court of competent jurisdiction of, or her pleading guilty or nolo contendere to, any felony, or (vi) Employee’s commission of an act of fraud, embezzlement, or misappropriation against the Company or any breach of fiduciary duty or breach of the duty of loyalty, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the Company’s business. For purposes of this definition, no act, or failure to act, on

Employee’s part shall be considered “willful” unless done, or omitted to be done, in knowing bad faith and without reasonable belief that the action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, expressly authorized by a resolution duly adopted by the Board or based upon the written advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated For Cause unless and until there shall have been delivered to Employee a copy of a resolution, duly adopted by the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with Employee’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board Employee committed the conduct set forth above in clauses (i),

(ii), (iii), (iv), (v) or (vi) of this definition and specifying the particulars thereof in detail.

“Good Reason” means any of the following events, if Employee gives written notice to the Company within thirty (30) days of the applicable event, which notice identifies the applicable event and Employee’s belief that such event constitutes grounds that may give rise to a “Good Reason” termination, and the Company fails, within thirty

www.EverQuote.com

(30) days of receipt of such notice, to cure or rectify the grounds set forth in such notice that may give rise to a “Good Reason” termination: (i) a material violation by the Company of this offer letter; (ii) if Employee is an executive officer of the Company, demotion of Employee, without Employee’s prior consent, to a position that does not include significant managerial responsibilities; (iii) reduction of Employee’s then-current material responsibilities, which shall include but are not limited to (A) the management of internal and outside legal counsel, (B) the oversight and management of litigation, intellectual property, regulatory and transactional matters, (C) corporate secretarial functions, if and when assumed, and (D) corporate governance and compliance matters; (iv) reduction in Employee’s base salary, other than in connection with, and substantially proportionate to, a general salary reduction program that applies to the Company’s similar class of officers or employees.

“Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company.

www.EverQuote.com